EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statement of NextWave Wireless Inc. ("the Company") on Amendment No. 1 on Form S-8 (Registration No. 333-139169) of our report for PacketVideo Corporation (the "Predecessor Company") dated March 22, 2005 (except for Note 4, paragraph 2, as to which the date is April 11, 2005), for the period from April 13, 2005 (inception) through December 31, 2005. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is a part of the Registration Statement.



/s/ Moss Adams LLP

Irvine, CA
January 15, 2007